Exhibit 99.1

Atomera Incorporated Provides Third Quarter Update

LOS GATOS, CA -- 11/06/17 -- Atomera Incorporated (“Atomera” or the “Company”) (NASDAQ: ATOM), a semiconductor materials and intellectual property licensing company focused on deploying its proprietary technology into the semiconductor industry, today provided a corporate update and announced results for the third quarter ended September 30, 2017.

Third Quarter Highlights

•	Atomera announced a new customer entering trials, which increases the number of potential customers in the pivotal integration phase to five.

•	13 total customers are now engaged with Atomera with two new additions since last quarter.

•	Synopsys’ latest release of its market-leading TCAD software now supports modeling Atomera’s MST technology.

•	Participated in marketing roadshow with Synopsys showcasing the simulation of MST, which resulted in significant increased industry interest and inbound customer activity.

Management Commentary

“Our third quarter showed significant increases in customer activity, both with new trials and earlier phase engagement. Atomera’s new Synopsys TCAD capability is generating strong industry enthusiasm and helping to shorten our time to revenue.” commented Scott Bibaud, President and CEO.

Third Quarter Financial Results

During the third quarter of 2017, the Company incurred a net loss of $3.3 million, or ($0.27) per share, compared to a net loss of $3.6 million, or ($0.30) per share, in the second quarter of 2017, and a net loss of $4.1 million, or ($0.56) per share, for the third quarter of 2016. Adjusted EBITDA (a non-GAAP financial measure) in the third quarter of 2017 was a loss of $2.4 million compared to an adjusted EBITDA loss in the second quarter of 2017 of $2.2 million, and an adjusted EBITDA loss of $1.7 million in the third quarter of 2016.

The Company had $19.6 million in cash and cash equivalents as of September 30, 2017, compared to $21.7 million as of June 30, 2017.

The total number of shares outstanding was 12,160,637 as of September 30, 2017.

Third Quarter 2017 Conference Call and Webcast

Atomera will host a conference call to discuss its financial results and recent progress. Date: Monday, November 6, 2017

Time: 1:30 p.m. PT (4:30 p.m. ET)

Phone: 844-263-8318 (domestic); +1 (213) 358-0960 (international)

Replay: Available until November 13, 2017 (855) 859-2056 (domestic); +1(404) 537-3406 (international); passcode 96537935.

Webcast: Accessible at www.atomera.com

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Note about NonGAAP Financial Measures

In addition to the unaudited results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, Atomera presents adjusted EBITDA, which is a nonGAAP financial measure. Adjusted EBITDA is determined by taking net loss and eliminating the impacts of interest, taxes, depreciation, amortization, stockbased compensation and the change in fair value of derivative liabilities. Our definition of adjusted EBITDA may not be comparable to the definitions of similarlytitled measures used by other companies. We believe that this nonGAAP financial measure, viewed in addition to and not in lieu of its reported GAAP results, provides useful information to investors by providing a more focused measure of operating results. This metric is used as part of the Company's internal reporting to evaluate its operations and the performance of senior management. A table reconciling this measure to the comparable GAAP measure is available in the accompanying financial tables below.

About Atomera Incorporated

Atomera Incorporated has developed Mears Silicon Technology™ ("MST®"), which increases performance and power efficiency in semiconductor transistors. MST® can be implemented using equipment already deployed in semiconductor manufacturing facilities and is complementary to other nanoscaling technologies already in the semiconductor industry roadmap.

Safe Harbor

This press release contains forwardlooking statements concerning Atomera Incorporated, including statements regarding the prospects for the semiconductor industry generally and the ability of our MST® technology to significantly improve semiconductor performance. Those forwardlooking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the fact that we have not yet commenced revenue producing operations or entered into a definitive agreement with regard to the licensing or commercialization of our MST technology, thus subjecting us to all of the risks inherent in a prerevenue enterprise; (2) risks related to our ability to raise sufficient capital, as and when needed, to pursue the further development, licensing and commercialization of our MST® technology; (3) our ability to protect our proprietary technology, trade secrets and knowhow, and (4) those other risks disclosed in the section "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 31, 2017. We caution readers not to place undue reliance on any forwardlooking statements. We do not undertake, and specifically disclaim any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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Atomera Incorporated

Condensed Balance Sheets

(in thousands, except per share data)

	September 30,	December 31,
	2017	2016
	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$19,606	$26,718
Prepaid expenses and other current assets	132	96
Total current assets	19,738	26,814

Property and equipment, net	31	28
Security deposit	37	37

Total assets	$19,806	$26,879

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$286	$353
Accrued expenses	299	168
Accrued payroll related expenses	277	510

Total liabilities	862	1,031

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, authorized 2,500 shares; none issued and outstanding at September 30, 2017 and December 31, 2016	–	–
Common stock, $0.001 par value, authorized 47,500 shares; 12,161 shares issued and outstanding at September 30, 2017 and 12,025 issued and outstanding as of December 31, 2016	12	12
Additional paid-in capital	125,387	121,833
Accumulated deficit	(106,455)	(95,997)
Total stockholders’ equity	18,944	25,848

Total liabilities and stockholders’ equity	$19,806	$26,879

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Atomera Incorporated

Condensed Statements of Operations

(Unaudited)

(in thousands, except per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2017	2016	2017	2016
Operating expenses:
Research and development	$1,602	$941	$4,502	$2,757
General and administrative	1,374	1,613	4,689	3,369
Selling and marketing	350	229	1,367	439
Total operating expenses	3,326	2,783	10,558	6,565

Loss from operations	(3,326)	(2,783)	(10,558)	(6,565)

Other income/(expense):
Interest income	42	6	106	8
Interest expense	–	(1,330)	–	(2,640)
Other expense	–	–	(6)	–
Total other income / (expense), net	42	(1,324)	100	(2,632)

Net loss	$(3,284)	$(4,107)	$(10,458)	$(9,197)

Net loss per common share, basic and diluted	$(0.27)	$(0.56)	$(0.86)	$(2.59)

Weighted average number of common shares outstanding, basic and diluted	12,161	7,382	12,111	3,553

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Atomera Incorporated

Reconciliation to Non-GAAP Adjusted EBITDA

(Unaudited)

(in thousands)

	Three Months ended September 30,		Six Months ended September 30,
	2017	2016	2017	2016

Net loss (GAAP):	$(3,284)	$(4,107)	$(10,458)	$(9,197)
Add (subtract) the following items:
Interest income	(42)	(6)	(106)	(8)
Interest expense	–	1,330	–	2,640
Depreciation and amortization	4	4	13	10
Stock-based compensation	916	1,031	3,554	1,140
Adjusted EBITDA (non-GAAP)	$(2,406)	$(1,748)	$(6,997)	$(5,415)

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